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EXHIBIT 99.1

         BEI MEDICAL RECEIVES FDA APPROVAL TO MARKET SYSTEM FOR TREATING

                         DYSFUNCTIONAL UTERINE BLEEDING

TETERBORO, N.J.--(BUSINESS WIRE)--April 23, 2001--BEI Medical Systems, Inc. (NASDAQ:BMED), announced today that it has received approval from the U.S. Food and Drug Administration (FDA) to market in the United States its proprietary device, the Hydro ThermAblator(R), or HTA(R), a minimally invasive system for treating menorrhagia, or dysfunctional uterine bleeding.

The treatment can be performed in a doctor's office. FDA approval follows an extensive review by the agency of the Company's PMA application, including Phase III randomized multi-center clinical trial results. In the phase III clinical trial, 40% of the patients for whom 12-month follow-up data was available had complete elimination of their menstrual period and an additional 42% exhibited a decrease in bleeding to normal levels or less. The Hydro ThermAblator treats the lining of the uterus by circulating a heated saline solution at low pressure throughout the uterus. Compared with hysterectomy, treatment with the HTA results in shortened or eliminated hospital stays, decreased recovery periods and fewer postoperative complications than hysterectomy.

"We are delighted with the FDA's decision and are thankful for the cooperation and professionalism demonstrated by the agency in processing our application," said Richard W. Turner, president and CEO of BEI Medical. "This PMA approval concludes an eight year effort by the Company to bring this technology to the U.S. market. The HTA treatment has exciting potential for the women's healthcare market. An estimated 150,000 of the 600,000 hysterectomies performed annually in the U.S. are to treat menorrhagia due to benign causes. Over 2.5 million women annually visit their gynecologists with the primary complaint of excessive uterine bleeding," he said.

"Endometrial ablation has gained acceptance as an alternative to hysterectomy for the treatment of uterine bleeding disorders from benign causes that are resistant to hormonal manipulation," said Dr. Stephen Corson, of Jefferson Medical College, Philadelphia, PA and medical director of BEI Medical Systems. "The HTA is used to perform endometrial ablation, a procedure which is intended to result in the destruction of all or most of the endometrium, the lining of the uterus and the source of menstrual bleeding, by circulating a heated saline solution at low pressure throughout the uterus under direct visual control. The heated saline solution is delivered through a small sheath that includes a tiny telescope, permitting the physician to view inside the uterus prior to and during treatment. This feature and the low pressure used, results in a safe system which will reduce the risk of patient injury. A gynecologist can typically perform the treatment on an outpatient basis using local anesthesia in approximately half an hour."

Dr. Milton Goldrath, an expert in the treatment of menorrhagia and the inventor of the HTA, who was formerly Chief, of the Gynecology Section at Sinai Hospital of Detroit and an Associate Professor in the Department of Obstetrics and Gynecology Wayne State University School of Medicine, said "We are convinced that this technique is safe, easy to learn and effective. The treatment can be easily performed in the doctor's office by a gynecologist with basic hysteroscopy skills. There should be no barriers to a gynecologist with these skills performing this procedure."

According to Dr. Philip Brooks of Cedars Sinai Medical Center, Los Angeles, California one of the treatment sites in the Phase III Clinical Study for the HTA, "The HTA is safe, user friendly and well tolerated by the patients. I was able to treat all of my HTA patients in the clinical trial, using only local anesthesia, in my office."

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"I cannot tell you how thrilled I am," said Marci Feinstein, a patient who has undergone HTA endometrial ablation. "The procedure was so easy and took just 30 minutes. I had very little discomfort afterwards."

At the American College of Obstetricians and Gynecologists 48th Annual Clinical Meeting in May 2000, a number of prominent physicians presented their observations on the benefits of the Hydro ThermAblator. Among them was Dr. Joseph Krotec, MD, Thomas Jefferson University, Philadelphia, PA, who stated, "The HTA system allows real time observations during the procedure. The physician can watch as tissue is being ablated and the patient can also observe the results of the procedure".

Gynecologists will be able to use the existing CPT code for hysteroscopic endometrial ablation when seeking reimbursement from insurance and managed-care companies for HTA treatment. BEI Medical Systems believes this should aid the process of adoption of the Hydro ThermAblator by the gynecologic community.

BEI Medical Systems Company, Inc., is a company focused on gynecology. The company has received marketing approval from the FDA for its sole product, the Hydro ThermAblator (HTA), a proprietary system intended for the treatment of menorrhagia (excessive uterine bleeding). BEI Medical Systems, Hydro ThermAblator and HTA are registered trademarks of BEI Medical Systems Company, Inc., in the United States and certain foreign countries.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to: timely development; acceptance and pricing of the HTA system; whether the HTA proves to be safe and effective in U.S. and international clinical trials under applicable regulatory guidelines; receipt of required FDA approval; the impact of competitive products and pricing; and general economic conditions as they affect BEI Medical's customers, as well as other risks detailed from time to time in the company's reports to the Securities and Exchange Commission, including the company's Form 10-K annual report.

CONTACT: Porter, LeVay & Rose, Inc., New York
Michael J. Porter, Investor Relations
Paula Portner, Editorial
Christian Pflaumer, Media Relations
212/564-4700
or
BEI Medical Systems, Inc., Teterboro
Thomas W. Fry, 201/727-4900
fry@beimedical.com